Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Xenetic Biosciences, Inc. on Form S-3 (the “Registration Statement”) of our report dated March 29, 2019, except for Note 2, as to which the date is July 1, 2019, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Xenetic Biosciences, Inc. as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018 appearing in the Annual Report on Form 10-K of Xenetic Biosciences, Inc. for the year ended December 31, 2018. We also consent to the reference of our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Boston, MA

September 13, 2019